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                         EXHIBIT 7: ACTUARIAL OPINION AND CONSENT
                         LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

                                    August 24, 1999


Liberty Life Assurance Company of Boston
175 Berkley Street
Boston, MA 02217


Gentlemen:

This opinion is furnished in connection with the filing by Liberty Life Assurance Company of Boston ("Liberty Life"), on behalf of LLAC Variable Account (the "Separate Account"), of Pre-Effective Amendment No. 1 ("Amendment No. 1") to the Registration Statement on Form S-6 (File No. 333-76931) covering an indefinite amount of interests under Liberty Life's Flexible Premium Variable Universal Life Insurance Contract (the "Contract"). Premiums received under the Contract may be allocated to the Separate Account. The prospectus included in Amendment No. 1 to the Registration Statement describes the Contracts. I am familiar with the Contract provisions and with Amendment No. 1.


It is my opinion that the hypothetical illustrations of death benefits, account values, and surrender values included in Amendment No. 1, based on the stipulated rates of investment return and other assumptions stated in the hypothetical illustrations, are consistent with the provisions of the Contract. The rate structure of the Contracts has not been designed so as to make the relative relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective preferred non-tobacco using purchaser of a Contract aged 30 or 45 than to prospective purchasers of Contracts of other ages or underwriting classes. The preferred non-tobacco rate class generally has a more favorable rate structure than other rate classes.

The current and guaranteed cost of insurance rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for preferred non-tobacco using prospective purchasers at other ages. The preferred non-tobacco using rate classes generally have lower cost of insurance rates than the other rate classes. The female rate classes generally have lower cost of insurance rates than the male rate classes.

I hereby consent to the use of this opinion as an exhibit to Amendment No. 1 and to my name under the heading "Experts" in the Prospectus included as part of Amendment No. 1.


                                                Sincerely,


                                                /s/ Richard B. Lassow
                                                Richard B. Lassow, FSA, MAAA
                                                Vice President and Actuary